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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
The viaLink Company:

         We consent to incorporation by reference in this registration statement on Form S-3 (No. 333-64750) of The viaLink Company of our report dated February 8, 2001, except for note 13(b) which is as of July 2, 2001 relating to the consolidated balance sheets of The viaLink Company and its subsidiary as of December 31, 1999 and 2000, and the related statements of operations and comprehensive income (loss), stockholders' equity (deficit) and cash flows for the years then ended, which report appears in the Current Report on Form 8-K dated July 6, 2001 of The viaLink Company, and to the reference to our firm under the heading "Experts" in the prospectus.

         Our report dated February 8, 2001, except for note 13(b) which is as of July 2, 2001, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP
KPMG LLP



Dallas, Texas
August 7, 2001